PURCHASE AND SALE AGREEMENT


                                  by and among


                   TOWER COLOMBIA CORPORATION, NORTH FINN, LLC

                                       and

                      AMERICAN OIL & GAS, INC., as SELLERS


                                       and


                      DOLPHIN ENERGY CORPORATION, as BUYER




                                  July 15, 2004





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                           PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement (this "Agreement"), dated July 15, 2004, is by and among Tower Colombia Corporation, a Colorado corporation, North Finn, LLC, a Wyoming limited liability company, and American Oil & Gas Inc., a Nevada corporation (individually, a "Seller" and collectively, "Sellers") and Dolphin Energy Corporation, a Nevada corporation ("Buyer"). Buyer and Sellers are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

                                    RECITALS:

         A.       Sellers own interests in the Assets.

         B.       Sellers and Buyer have entered into the Letter Agreement.

         C. This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, a portion of Sellers' interests in the Assets, subject to the terms and conditions contained herein and in the Letter Agreement.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and indemnities herein contained, the Parties agree as follows:

                                    Article 1
                               CERTAIN DEFINITIONS

         Section 1.1 CERTAIN DEFINED TERMS. Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and plural forms of the term so defined.

                                    Article 2
                           SALE AND PURCHASE OF ASSETS

         Section 2.1 SALE AND PURCHASE. On and subject to the terms and conditions of this Agreement, Sellers agree to sell and convey to Buyer, and Buyer agrees to purchase from Sellers, the Assets, effective as of the Effective Date.

                                    Article 3
                                 PURCHASE PRICE

         Section 3.1 PURCHASE PRICE. The total consideration for the sale and conveyance to Buyer of the Assets shall be One Million Nine Hundred Thousand Dollars ($1,900,000) cash (the "Purchase Price"), subject to adjustment in accordance with the terms of this Agreement, plus the Drilling Commitment and the Carried Interest.

         Section 3.2 ADJUSTMENTS TO PURCHASE PRICE. At closing, the Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the "Adjusted Purchase Price."

         (a)  The Purchase Price shall be adjusted upward by the following:

                  (i) The amount of all actual operating or capital expenditures or prepaid expenses attributable to the Assets paid by or on behalf of Sellers in connection with the operation of the Assets and which are, according to GAAP, attributable to the period of time between the Effective Date and the Closing Date. Such expenditures and expenses shall include, without limitation, royalties, rentals and other charges; ad valorem, property, excise and any other taxes based upon or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom; and expenses payable to a third person under applicable joint operating agreements, including, without limitation, overhead charges and royalty disbursement fees payable to operator, or similar payments to third party operators, or, in the absence of any joint operating agreement, those items customarily billed under such an agreement.

                   (ii) The value,  less taxes (other than taxes on net income), of all marketable Hydrocarbons attributable to the Assets in storage facilities above or upstream from the pipeline connection in each storage facility, or downstream of delivery point, sales meters on gas pipelines, as of the Effective Date, at the prevailing market value at the time of sale in the area, adjusted for grade and gravity.

                  (iii) An amount  equal to the value  (determined  by Buyer and
              Sellers prior to the Closing Date) of the underproduction as of the Effective Date of Hydrocarbons produced from the Assets under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement or similar agreement.

                  (iv) Expenditures  incurred by Sellers and not described above that are directly associated or connected with owning, developing, exploring, operating or maintaining the Assets or producing, transporting and marketing the Hydrocarbons therefrom for all periods on and after the Effective Date.

                  (v) Any Seller Title Credits pursuant to Section 7.4.

                  (v) Any other amounts agreed upon by Sellers and Buyer.


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

         (b)  The Purchase Price shall be adjusted downward by the following:

                  (i) An  amount  equal to the  value  (determined  by Buyer and
              Sellers prior to the Closing Date) of the overproduction as of the Effective Date of Hydrocarbons produced from the Assets under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement or similar agreement.

                  (ii) Any Environmental Defects pursuant to Section 6.5.

                  (iii) Any Title Defects pursuant to Sections 7.2 and 7.5.

                  (iv)  For  the exercise of any Preferential Rights pursuant to
              Section 8.3.

                  (iv) The gross proceeds received by Sellers, net of applicable severance and production taxes and compression charges, from the sale of Hydrocarbons derived from the Assets attributable to the period of time after the Effective Date.

                  (v) An amount equal to all expenditures, liabilities and costs relating to the Assets that are unpaid as of the Closing Date and are assessed for or attributable to the period of time prior to the Effective Date.

                  (vi) An  amount  equal to all  unpaid  ad  valorem,  property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom, which taxes or assessment become due and payable or accrue (but have not yet become due and payable) with respect to the Assets prior to the Effective Date, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes addressed against the applicable portion of the Assets for the immediately preceding tax period just ended.

                  (vii) Any other amounts agreed upon by Sellers and Buyer.

         Section 3.3 PAYMENT AND CALCULATION OF ESTIMATED ADJUSTED PURCHASE PRICE; PAYMENT AT CLOSING. Sellers shall prepare and deliver to Buyer, at least three (3) Business Days prior to the Closing Date, Sellers' estimate of the Adjusted Purchase Price, together with a statement setting forth Sellers' estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section 3.2. The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the Adjusted Purchase Price shall be established based on Sellers' and Buyer's agreed upon estimated adjustments and Sellers' good faith estimation of any disputed or undetermined amount.


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

                                    Article 4
                    DRILLING COMMITMENT AND CARRIED INTEREST

         Section 4.1 DRILLING COMMITMENT. Irrespective of whether the Parties have executed this Agreement and Closing occurs hereunder, Buyer has agreed in the Letter Agreement to drill, complete, equip, and connect (or, if dry, to properly plug and abandon and reclaim), either as producers or dry holes, not less than twelve (12) new oil and gas wells on the Leases and Lands on or before September 1, 2004 (the "Commitment Wells"), at locations of Buyer's choice. Each Commitment Well shall be drilled at Buyer's sole cost and expense to a depth at least sufficient to test the Canyon Formation. North Finn, LLC, shall act as contract operator for the drilling of each Commitment Well and shall conduct such drilling operations in compliance with applicable laws and in a good and workmanlike manner.

         Section 4.2 CARRIED INTEREST. Sellers shall have a ten percent (10%) "carried interest," i.e., Buyer shall pay Sellers' ten percent (10%) Working Interest share of all costs and expenses incurred, through completion and connection to the sales line of each of the wells described below (the "Carried Interest"), without recoupment by Buyer of such costs and expenses from the production proceeds from each such well. The Carried Interest shall apply to the following wells (collectively, the "Wells"):

                 (i) the Existing Wells (but not as to amounts already expended by Sellers with respect to the Existing Wells);

                 (ii)    the  Commitment  Wells  (irrespective  of  whether  the
                         Parties  have  executed  this   Agreement  and  Closing
                         occurs); and

                 (iii) all additional wells drilled by Buyer or its successors and assigns on the Lands (including renewals and extensions of the Leases covering such Lands) from the date of this Agreement to and including September 30, 2019 (the "Development Wells").

         Section 4.3 ASSIGNMENT OF WELLBORE INTERESTS. As set forth in the Letter Agreement, as to each Commitment Well that is connected to the sales line prior to Closing, Sellers shall assign to Buyer an undivided fifty percent (50%) wellbore Working Interest in such Well, limited to the depth drilled and proportionately reduced to the extent Sellers own less than the entire Working Interest in such Well, using the form of Wellbore Assignment attached hereto as Exhibit "D" (the "Wellbore Assignment"). If production proceeds from any such Well are received prior to Closing, Sellers shall receive ten percent (10%) of such proceeds, Buyer shall receive fifty percent (50%) of such proceeds and the remaining forty percent (40%) of such proceeds shall be held in escrow pending Closing (the "Escrowed Amount"). If Closing occurs or if Closing fails to occur through no fault of Buyer, the Escrowed Amount shall be released from escrow and remitted to Buyer and Sellers shall assign to Buyer an undivided forty percent (40%) wellbore Working Interest in each such Well, limited to the depth drilled and proportionately reduced, using the Wellbore Assignment. If Closing fails to occur because of a breach or default by Buyer hereunder, the Escrowed Amount shall be paid to Sellers and no additional wellbore Working Interest shall be assigned to Buyer.



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

         Section 4.4 OPERATING AGREEMENT. Subject to the Carried Interest, the form of Operating Agreement attached hereto as Exhibit "E" shall govern the operations of each Well in which Sellers and Buyer have an interest.

         Section 4.5 GATHERING FEES. In no event shall Sellers be required to pay gathering fees with respect to their share of production from the Wells that exceed fees charged for comparable gathering services performed under arm's-length contracts in the geographical area in which the Assets are located.

         Section 4.6 MAINTENANCE OF LEASES. Buyer shall not be required to maintain, renew or extend any of the Leases which, in Buyer's good faith judgment, should not be maintained, renewed or extended. Sellers' Carried Interest shall, however, burden any renewal or extension leases that Buyer may obtain. For this purpose, a renewal or extension lease is a lease obtained prior to, or within six months after, the expiration or termination of an older lease that covered all or a portion of the oil and gas interest leased under the new lease.


                                    Article 5
                         REPRESENTATIONS AND WARRANTIES

         Section 5.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. Each Seller represents and warrants to Buyer as follows:

                  (a) ORGANIZATION AND QUALIFICATION. Each Seller is duly organized, validly existing, in good standing under the laws of its state of incorporation or organization, as the case may be.

                  (b) POWER AND AUTHORITY. Each Seller has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of each Seller.

                  (c) ENFORCEABILITY. This Agreement constitutes a valid and binding agreement of each Seller enforceable against each Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

                  (d) NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by a Seller will (i) conflict with or result in a violation or breach of any provision of its governing documents, or of any other material agreement, indenture or other instrument under which a Seller is bound, or (ii) violate or conflict with any law applicable to a Seller or the Assets.


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

                  (e) CONSENTS. To the Knowledge of Sellers, no consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by any Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by any such Seller, except for such consents, approvals, authorizations, permits, filings and notifications the failure of which to obtain or make are not reasonably likely to have a material adverse effect on the ability of that Seller to consummate and perform the transactions contemplated by this Agreement.

                  (f) MATERIAL CONTRACTS. To the Knowledge of Sellers, Schedule 5.1(f) attached hereto sets forth a list of all contracts to which any Seller is a party or by which any Seller is bound or subject which are material to the conduct and operations of the Assets (collectively, the "Material Contracts"). All of the Material Contracts are valid and binding upon such Seller in accordance with their terms, and, to the Knowledge of Sellers, neither Seller nor any other Person is in default in any material way, nor has Seller received or sent notice of default or of any unresolved claim, under any such Material Contracts.

                  (g) LITIGATION. To the Knowledge of Sellers, except for matters disclosed on Schedule 5.1(g) attached hereto, there is no action, suit or proceeding pending or, to the Knowledge of Sellers, threatened against or affecting the Asset.

                  (h) LICENSES, PERMITS, ETC. To the Knowledge of Sellers, the Sellers possess such valid franchises, certificates of convenience and necessity, operating rights, rights of way, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities as are necessary to operate the Assets as they currently are being operated.

                  (i) ENCUMBRANCES. To the Knowledge of Sellers, no Seller has caused or allowed any mortgage, lien or other encumbrance to be placed upon or against the Assets that will not be released at or prior to Closing, other than Permitted Encumbrances.

                  (j)  COMPLIANCE   WITH  LAW.  To  the  Knowledge  of  Sellers,
         operations on the Assets have been and are being conducted in material accordance with all applicable Laws.

                  (k)  ENVIRONMENTAL  MATTERS.  Except for matters  disclosed on
         Schedule 5.1(k) attached hereto, operations conducted by Sellers on the Assets, and, to the Knowledge of Sellers, by any Person conducting operations on the Assets, have been conducted in material compliance with Environmental Laws. Except for matters disclosed on Schedule 5.1(k), to the Knowledge of Sellers, the Assets are not the subject of any existing, pending or, to the Knowledge of Sellers, threatened Environmental Claim. To the Knowledge of Sellers, all material notices, permits, licenses, and similar authorizations, required to be obtained or filed in connection with Sellers ownership or current operations of the Assets, and each item of personal property owned, leased or operated by Sellers which is included in the Assets, including, without limitation, notices, licenses, permits and authorizations required in connection with treatment, storage,

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

         disposal, or release of Hazardous Materials into the environment, have been duly obtained or filed. To the Knowledge of Sellers, all Hazardous Materials generated at each tract of real property and by each item of personal property owned, leased or operated by Sellers which are included in the Assets have been transported, treated, and disposed of only by carriers or facilities maintaining valid permits under RCRA and all other Environmental Laws for the conduct of such activities. Except for matters disclosed on Schedule 5.1(k), to the Knowledge of Sellers, there have been no Hazardous Discharges which were not in compliance with Environmental Laws. Except for matters disclosed on Schedule 5.1(k), to the Knowledge of Sellers, Sellers have no contingent liability in connection with any Hazardous Discharge from the Assets.

                  (l) AFE'S. Schedule 5.1(l) attached hereto sets forth the outstanding authorizations for expenditures ("AFE's") that (i) require the drilling of wells or other development operations in order to earn or to continue to hold all or any portion of the Assets, or (ii) obligate a Seller to make payments of any amounts in connection with the drilling of wells or other capital expenditures affecting the Assets.

                  (m) TAXES. To the Knowledge of Sellers, all excise, occupation, franchise, severance, production, sales and other taxes, duties or charges levied, assessed or imposed upon or against the Assets by any Governmental Authority have been duly paid or adequately provided for or are being timely and properly contested, as described on Schedule 5.1(m) attached hereto, and all excise, franchise and other tax reports or other reports required by law or regulation with respect thereto have been duly filed or extensions have been duly obtained.

                  (n) GAS IMBALANCES, PREPAYMENTS. Except as shown on Schedule 5.1(n) attached hereto, there are no gas imbalances affecting the Assets which would require Buyer to deliver any gas without receiving full payment therefor, nor has any Seller received any prepayments or other payments which would require Buyer to deliver any oil or gas without receiving full payment therefor.

                  (o) WELL STATUS. To the Knowledge of Sellers, as of the date of this Agreement, with respect to Assets for which a Seller is the operator, there are no Existing Wells that (i) a Seller is currently obligated by law or contract to presently plug and abandon, or (ii) to Sellers' Knowledge, have been plugged and abandoned but have not been plugged in accordance in all material respects with all applicable requirements of each regulatory authority having jurisdiction over the Assets.

                  (p) PREFERENTIAL RIGHTS. To the Knowledge of Sellers, except as shown on Schedule 5.1(q) attached hereto, there are no Preferential Rights or Transfer Requirements required to be obtained or complied with prior to the Closing.

                  (q) EVENTS SUBSEQUENT TO EFFECTIVE DATE. Except in each case as set forth in Schedule 5.1(r) attached hereto, since the Effective Date, to the Knowledge of Sellers, there has not been any:


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                           (i)      destruction, material damage to, or material
                                    loss of the Assets;

                           (ii) sale or other disposition of any of the Assets except (a) in the ordinary course or business, or (b) any item of personal property or equipment having a value of more than $10,000; or

                           (iii) material adverse change in the aggregate production volumes from the Existing Wells beyond the production decline reasonably to be anticipated under the forecast production decline curve.

                  (r) ROYALTIES. To the Knowledge of Sellers, all royalties, overriding royalties and other similar payments due and payable on production with respect to a Lease have been timely and fully paid, except amounts that are being held in suspense which will not result in grounds for cancellation of Sellers' rights in such Lease.

                  (s) DISCLOSURE. To the Knowledge of Sellers, neither this Agreement nor any Appendix, Schedule, Exhibit or certificate delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of Sellers in connection with the transactions contemplated hereby, contain any untrue statement of a material fact. Sellers have provided, and will continue to provide Buyer to the Closing Date, access to all of Sellers' Records that Buyer has requested or reasonably requests in connection with the transactions contemplated by this Agreement.

                  (t) ADVISORS' AND BROKERS' FEES. Sellers have not retained any advisor or broker in respect of the transactions contemplated by this Agreement for which Buyer shall incur any liability.

                  (u)  BANKRUPTCY.  There are no  bankruptcy  or  reorganization
         proceedings  pending  against,   being  contemplated  by,  or,  to  the
         Knowledge of Sellers, threatened against any Seller.

         Section 5.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer agrees, represents and warrants to Sellers as follows:

                  (a) ORGANIZATION AND QUALIFICATION. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado, and is duly qualified to carry on its business and is in good standing under the laws of the State of Wyoming.

                  (b) AUTHORITY. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer.

                  (c) ENFORCEABILITY. This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable

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

         bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (ii) the power of a court to deny enforcement of remedies generally based upon public policy.

                  (d) NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer will (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation, bylaws or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound, or (ii) violate or conflict with any law applicable to Buyer or the properties or assets of Buyer.

                  (e) CONSENTS. No consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer, except for such consents, approvals, authorizations, permits, filings and notifications the failure of which to obtain or make are not reasonably likely to have a material adverse effect on the ability of Buyer to consummate and perform the transactions contemplated by this Agreement.

                  (f) ACTIONS. There is no action, suit or proceeding pending or, to the Knowledge of Buyer, threatened against Buyer which would be likely to have a material adverse effect on the ability of Buyer to consummate and perform the transactions contemplated by this Agreement.

                  (g) ADVISORS' AND BROKERS' FEES. Buyer has not retained any advisor or broker in respect of the transactions contemplated by this Agreement for which Sellers shall incur any liability.

                  (h) INDEPENDENT INVESTIGATION. Buyer has been advised by and has relied upon its own legal counsel, tax, engineering and other professional counsel and consultants concerning this Agreement, the Assets and the value thereof. By reason of Buyer's knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, it has evaluated the merits and risks of purchasing the Assets from Sellers and has formed an opinion based solely on Buyer's knowledge and experience and not on any representations or warranties by Sellers, other than those representations and warranties expressly set forth herein. Buyer acknowledges that Sellers have made no warranty or representation, express or implied, statutory or otherwise, as to the accuracy or completeness of any description of pricing assumptions, quality or quantity of the Hydrocarbon reserves, if any, attributable to the Assets, the ability or potential of the Assets to produce Hydrocarbons, or geologic and/or geophysical data and any interpretations thereof.


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


                  (i) FUNDS AVAILABLE. The Buyer has sufficient cash to pay the Purchase Price at the Closing, and the necessary funds are readily available to the Buyer and are not subject to any financing contingencies, other conditions or Encumbrances.

                                    Article 6
                  ACCESS TO INFORMATION; ENVIRONMENTAL MATTERS

         Section 6.1 GENERAL ACCESS AND SPECIAL INDEMNITY. Through and until the Closing Date, Sellers shall permit Buyer and its representatives to have, upon reasonable advance notice, access at reasonable times in Sellers' offices and, in a manner so as not to interfere unduly with the business operations of Sellers, to Sellers' Records, insofar as the Sellers may do so without violating legal constraints or any legal obligation, or waiving any attorney/client work product or like privilege, and subject to any required consent of any third person. Buyer hereby indemnifies and agrees to release, defend, indemnify and hold harmless Sellers from and against any and all claims arising from Buyer's inspecting and observing the Assets, including (a) claims for personal injuries to or death of employees of the Buyer, its contractors, agents, consultants and representatives, and damage to the property of Buyer or others acting on behalf of Buyer; and (b) claims, demands, losses, damages, liabilities, judgments, causes of action, costs or expenses for personal injuries to or death of employees of Sellers or third parties, and damage to the property of the Sellers or third parties. The foregoing indemnity includes, and the Parties intend it to include, an indemnification of the Sellers from and against claims arising out of or resulting, in whole or part, from the condition of the Assets caused by Buyer's inspection thereof or by the Sellers' sole, joint, comparative, or concurrent negligence, strict liability or fault.

         Section 6.2 CONFIDENTIAL INFORMATION. Buyer agrees to maintain all information made available to it pursuant to this Agreement confidential, and to cause its officers, employees, representatives, consultants and advisors to maintain all information made available to them pursuant to this Agreement confidential if this Agreement terminates for a period of one (1) year following such termination. Notwithstanding anything to the contrary, any information pertaining to or relating to the "tax treatment" or "tax structure" (in each case, within the meaning of Treasury Regulation Sec. 1.6011-4) arising from or in respect of this Agreement and any related transactions contemplated pursuant thereto, shall not be subject to the confidentiality obligation imposed hereunder.

         Section 6.3 RYDER SCOTT STUDIES. As set forth in the Letter Agreement, Sellers have provided Buyer's consultant, Ryder Scott Company ("Ryder Scott"), with such information in Sellers' possession that Ryder Scott has requested in connection with the studies of the Assets (individually, a "Ryder Scott Study" and collectively, the "Ryder Scott Studies") that have been requested prior to the date hereof by Buyer. The costs of the Ryder Scott Studies have been shared equally by Sellers and Buyer, i.e., each Party has paid fifty percent (50%) of such costs. Buyer has provided Sellers with a copy of each Ryder Scott Study after it has been completed. There shall be no restrictions on either Buyer or Sellers with respect to their use or dissemination of the Ryder Scott Studies.

         Section 6.4   ENVIRONMENTAL REVIEW AND AUDIT.

                  (a) ENVIRONMENTAL ACCESS. From the date of this Agreement until five (5) Business Days prior to Closing (the "Examination Period"), and subject to the restrictions contained in this Agreement and any required consent or waiver of any third person, Sellers shall
         (i) permit Buyer and its representatives to have, upon reasonable advance notice, reasonable access at reasonable times in Sellers' offices, and in a manner so as not to interfere unduly with the business operations of Sellers, to Sellers' environmental files and records relating to the Assets insofar as Sellers may do so without waiving any attorney/client, work product or like privilege, and (ii) permit Buyer and its representatives or consultants to have reasonable access to the Assets for the purpose of allowing Buyer and such representatives or consultants to inspect and/or audit the Assets for any Environmental Defects (collectively, "Buyer's Environmental Review"), all at Buyer's sole risk, cost and expense. Sellers or their representatives shall have the right to be present during any inspection of the Assets and shall have the right, at their option and expense, to split samples with Buyer. Buyer shall provide Sellers with a copy of each environmental report and any other written information concerning inspections by its environmental consultants promptly after Buyer receives such material.

                  (b) BUYER'S RESPONSIBILITY FOR REVIEW. In connection with Buyer's Environmental Review, Buyer agrees that Buyer and its representatives or consultants shall comply with all laws and shall exercise due care with respect to the Assets and their condition, taking into consideration the characteristics of any wastes or substances found thereon, and in light of all relevant facts and circumstances. Promptly after completing Buyer's Environmental Review, Buyer shall, at its sole cost and expense, restore the Assets to substantially the same condition the Assets were in at the time of Buyer's entry thereon, in accordance with good engineering practice, if changed due to Buyer's Environmental Review. Buyer shall maintain, and shall cause its representatives or consultants to maintain, all information obtained by Buyer pursuant to the Buyer's Environmental Review as confidential and shall not disclose same to any third party without the prior written consent of Sellers, except to the extent required by law.

         Section 6.5  ENVIRONMENTAL DEFECTS.

                  (a) BUYER'S ASSERTIONS OF ENVIRONMENTAL DEFECTS. On or prior to September 15, 2004, Buyer shall notify Sellers in writing of any matters which, in Buyer's reasonable opinion, constitute Environmental Defects; provided, however, that Buyer shall not assert any Environmental Defects until the aggregate Remediation Amount of all alleged Environmental Defects exceeds one-half of one percent (0.5%) of the Purchase Price, and, if not exceeded, such alleged Environmental Defects will be deemed waived. Buyer's written notice must include: (i) a specific description of each Asset (or portion thereof) that is affected by the alleged Environmental Defect, (ii) a description of the alleged Environmental Defect, and (iii) a calculation of the Remediation Amount that Buyer asserts is attributable to such Environmental Defect.

                  (b) SELLERS' RIGHTS AND ELECTIONS. If Buyer timely notifies Sellers in writing of any Environmental Defect as required by Section 6.5(a), Sellers shall have the right to dispute the existence of such Environmental Defect and/or the alleged Remediation Amount asserted with respect thereto in accordance with the provisions of Section 7.5 of this Agreement. In addition, Sellers, at their option, may elect, at or prior to the Closing, one of the following options with respect to the Asset or portion thereof (the "Environmental Defect Property"):

                           (i) leave such Environmental Defect Property in the Assets and assume responsibility for the Remediation of such Environmental Defect; or

                           (ii) withdraw such Environmental Defect Property from this Agreement, delete it from the Assets, and retain and not sell the Environmental Defect Property.

                  (c) REMEDIATION. If Sellers elect the option set forth in clause (b)(i) above, Sellers shall use commercially reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws and the provisions of any applicable Lease, and Sellers shall have access to the Environmental Defect Property after the Closing Date to implement and complete such Remediation in accordance with this Section. Sellers will be deemed to have adequately completed the Remediation required in the immediately preceding paragraph (a) upon receipt of a certificate from a licensed professional engineer.

                  (d) REDUCTION AMOUNT. If Sellers elect the option set forth in
         Section 6.5(b)(ii) with respect to one or more Environmental Defects, then as Buyer's sole and exclusive remedy with respect to such Environmental Defects, Buyer shall be entitled to reduce the Purchase Price by the Allocated Value for such Environmental Defect Property, subject to Section 6.5(a).

                                    Article 7
                                TITLE ADJUSTMENTS

         Section 7.1 TITLE WARRANTY. Sellers shall warrant Defensible Title to the Assets in the Wellbore Assignments and in the Conveyance, Assignment and Bill of Sale referred to in Sections 10.2(a) and (b) from and against all Persons claiming by, through and under Sellers, but not otherwise.

         Section 7.2  BUYER'S TITLE REVIEW.

                  (a) BUYER'S ASSERTION OF TITLE DEFECTS. Until September 15, 2004, Buyer shall have the right to furnish Sellers written notice meeting the requirements of this Section 7.2(a) (the "Title Defects Notice") setting forth any matters which, in Buyer's reasonable opinion, constitute Title Defects and which Buyer asserts as a Title Defect with respect to any Assets pursuant to this Article 7; provided however Buyer shall not assert any Title

         Defect until the aggregate Title Defect Amount of all alleged Title Defects exceeds one-half of one percent (0.5%) of the Purchase Price, and if not exceeded, such alleged Title Defects will be deemed waived. For all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert as a Title Defect by a Title Defect Notice given to Sellers on or before the expiration of the Examination Period. To be effective, Buyer's Title Defect Notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect Amount attributable thereto, and (iii) reference to supporting documents reasonably necessary for Sellers to verify the existence of such asserted Title Defect.

                  (b) PURCHASE PRICE ALLOCATIONS. The Purchase Price has been allocated to the Assets in accordance with the respective values set forth in Exhibit "E" (individually, an Allocated Value and collectively, the "Allocated Values"). If any adjustment is made to the Purchase Price pursuant to this Section 7.2, a corresponding adjustment shall be made to the Allocated Value for the affected Assets. Buyer and Sellers shall prepare and file all tax returns consistent with the Allocated Values.

                  (c) SELLERS' RIGHTS AND OPPORTUNITY TO CURE. If Buyer timely gives Sellers Title Defect Notice(s) of one or more Title Defects, Sellers shall have the right to then or thereafter dispute the existence of such Title Defect and/or the alleged Title Defect Amount asserted with respect thereto in accordance with the provisions of
         Section 7.5 of this Agreement. In addition, the following terms and conditions shall apply with respect to any Title Defect asserted by Buyer in a timely Title Defect Notice:

                           (i) Sellers shall have until the Closing Date, at their cost and expense, if they so elect but without obligation, to cure all or a portion of such asserted Title Defects. Any asserted Title Defects which are waived by Buyer within such time shall be deemed "Permitted Encumbrances" hereunder. Subject to Section 7.2(c)(ii) and Sellers' right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto under Section 7.5, if Sellers within such time fail to cure any Title Defect of which Buyer has given timely written notice as required above, and Buyer has not and does not waive same on or before the Closing Date, each Asset affected by such uncured and unwaived Title Defect shall be a "Title Defect Property."

                           (ii) If  Buyer  furnishes  to  Sellers  timely  Title
                  Defect Notice(s) of one or more Title Defects and the same are not waived or cured as provided in Section 7.2(c)(i), as applicable, Sellers may elect to close the transactions contemplated hereby and retain the right to cure any such Title Defects after Closing. In such event, but subject to Sellers' right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto under Section 7.5, the Purchase Price shall be subject to reduction pursuant to Section 7.2(d), taking into account all Title Defect Amounts attributable to the Title Defect Properties affected by the Title Defects which Sellers may elect to cure after Closing. Sellers shall have ninety (90) calendar days after the Closing Date in which to attempt to cure any such Title Defect. If Sellers cure any such Title Defect, then

                  Buyer shall promptly pay Sellers the Title Defect Amount with respect to the Title Defect that is so cured, but not exceeding the aggregate amount of the reductions in the Purchase Price as a result of any Title Defects.

                  (d) BUYER'S TITLE ADJUSTMENTS. As Buyer's sole and exclusive remedy with respect to Title Defects, Buyer shall be entitled to reduce the Purchase Price by the aggregate Title Defect Amounts. "Title Defect Amount" shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows and subject to the following conditions:

                           (i) If the Title Defect results from Sellers having a
                  lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Exhibit "A," the Title Defect Amount shall be equal to the product obtained by multiplying the Allocated Value for such Title Defect
                  Property by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Exhibit "A."

                           (ii) If the Title Defect  results from Sellers having
                  a greater Working Interest in such Title Defect Property than the Working Interest specified therefor in Exhibit "A," the Title Defect Amount shall be equal to the product obtained by multiplying the Allocated Value for such Title Defect Property by a fraction, the numerator of which is the increase in the Working Interest and the denominator of which is the Working Interest specified for such Title Defect Property in Exhibit "A."

                           (iii) If the Title Defect  results from the existence
                  of a mortgage, lien or other encumbrance, the Title Defect Amount shall be an amount sufficient to discharge same.

                           (iv) If the Title Defect  results from any matter not
                  described in paragraphs (i) or (ii) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the Allocated Value for such Title Defect Property); provided, that if such Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall be the reasonable cost and expense of curing such Title Defect, if less.

                           (v) The Title Defect Amount  attributable  to a Title
                  Defect Property shall not exceed the Allocated Value for such Title Defect Property.

                  (e) TITLE ADJUSTMENT THRESHOLD. Notwithstanding anything herein to the contrary, any downward adjustment to the Purchase Price provided for in 7.2(d) shall be made only to the extent and only as to that amount by which the aggregate amount of the Title Defect Amounts exceeds one-half of one percent (0.5%) of the Purchase Price.

         Section 7.3 DETERMINATION OF TITLE DEFECTS. An Asset shall not be deemed to have a "Title Defect" if the following statements are true in all material respects with respect to such Asset as of the Closing Date:

                           (i) Sellers have Defensible Title thereto;

                           (ii) all rentals,  Pugh clause payments,  shut-in gas
                  payments and other similar payments (other than royalties, overriding royalties and other similar payments on production) due with respect to such Asset have been properly and timely paid; and

                           (iii) Sellers are not in default under the material terms of any Leases, farmout agreements or other contracts or agreements respecting such Asset which could (a) prevent Sellers from receiving the proceeds of production attributable to Sellers' interest therein, or (b) result in cancellation of Sellers' interest therein.

         Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not be asserted as, and shall not constitute, Title
Defects:

                  (a) defects in the chain of title such as minor name discrepancies, the mere failure to recite marital status in a document, or omissions of successions of heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another party's superior claim of title to the relevant Asset portion thereof;

                  (b) defects arising out of lack of survey;

                  (c) defects arising out of a lack of corporate authorization, unless Buyer provides affirmative evidence that such lack of authorization results in another party's superior claim of title to the relevant Assets or portion thereof;

                  (d) defects that have been cured by possession under the applicable statutes of limitations or statutes for prescription; and

                  (e) defects that have a Title Defect Amount less than $5,000.

         Section 7.4 SELLERS' TITLE CREDIT. A "Seller Title Credit" shall mean, with respect to an Asset, the amount by which the value of such Asset is increased by virtue of (a) Sellers having a greater Net Revenue Interest in such Asset than the Net Revenue Interest specified therefor in Exhibit "A"; or (b) Sellers having a lesser Working Interest in such Asset than the Working Interest specified therefor in Exhibit "A" without a corresponding decrease in the Net Revenue Interest in such Asset from the Net Revenue Interest specified therefor in Exhibit "A." Seller Title Credits will first be applied dollar for dollar against any Title Defect Amounts. After such application, any remaining Seller Title Credits shall be the basis for a Purchase Price adjustment as provided in Section 3.2(a); provided, however, that any upward adjustment to the Purchase Price shall be made only to the extent and only as to that amount by which the aggregate amount of Seller Title Credits exceeds one-half of one percent (0.5%) of the Purchase Price.

         Section 7.5 DEFERRED CLAIMS AND DISPUTES. Sellers shall notify Buyer of any Title Defects or Environmental Defects that it disputes no later than October 1, 2004. Otherwise, Sellers shall be deemed to have accepted such Defects. In the event that Buyer and Sellers have not agreed upon (i) the existence of one or more Title Defects or one or more adjustments, credits or offsets claimed by Buyer or Sellers pursuant to and in accordance with the requirements of this Article 7, or (ii) the existence of one or more Environmental Defects, any Remediation, Remediation Amount or plan therefore, any such dispute or claim (a "Disputed Defect") shall be settled pursuant to this Section 7.5, and shall not prevent or delay Closing.

         The amount attributable to any Disputed Defects shall be a reduction in the Purchase Price. Buyer shall place such amount in an escrow account pending resolution of the dispute as provided for herein. If the Parties have not resolved the dispute by informal discussions fourteen (14) days before Closing, then the arbitration procedure set forth in Section 16.10 shall apply.

                                    Article 8
                         COVENANTS OF SELLERS AND BUYER

         Section 8.1 CONDUCT OF BUSINESS PENDING CLOSING. Subject to the constraints of applicable operating agreements and other existing agreements with third parties, from the date of this Agreement through the Closing, except as consented to or approved by Buyer, Sellers covenant and agree that:

                  (a) LIENS. Sellers shall not create any new liens or security interests on the Assets, except to the extent required or permitted incident to the exploration, operation or development of the Assets.

                  (b) OPERATION OF ASSETS. Sellers shall:

                           (i) cause the Assets to be maintained and operated in
                  the ordinary course of business in accordance with Sellers' past practices (including the repair or replacement of damaged, destroyed, obsolete, depreciated, non-working or non-economical items of equipment or other personal property), maintain insurance now in force with respect to the Assets and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

                           (ii) cause, or, in the event Sellers are not the operator, use reasonable efforts to cause, the Assets to be maintained and operated in material compliance with all laws;

                           (iii) (A) not commit to  participate  in the drilling
                  of any new well or other new capital expenditure on the Assets, without Buyer's consent, which consent shall not be unreasonably withheld, delayed or conditioned, or (B) elect to become a non-consenting party with respect to any operation or capital expenditure proposed by a third party;

                           (iv) maintain and keep the Assets in full force and effect, except where such failure is due to the failure to pay a delay rental, royalty, shut in royalty or other payment by mistake or oversight, unless caused by Sellers' willful misconduct; and

                           (v) use reasonable diligence to maintain their relationships with suppliers, customers and others having material business relations with Sellers with respect to the Assets so that they will be preserved for Buyer on and after the Closing Date.

                  (c) CONTRACTS AND AGREEMENTS. Sellers shall not:

                           (i) enter into any Hydrocarbon sales, exchange, processing or transportation contract with respect to the Assets having a term in excess of one year which is not terminable without penalty on notice of thirty (30) days or less; or

                           (ii) voluntarily relinquish Sellers' position as operator with respect to any of the Assets.

         Section 8.2 NOTICES AND CONSENTS. Sellers agree to give any notices to, make any filings with, and use their reasonable best efforts to obtain any Transfer Requirements in connection with the transactions contemplated by this Agreement.

         Section 8.3 PREFERENTIAL RIGHTS. Sellers have identified all preferential rights known to Sellers which are applicable to the transactions contemplated hereby, and will request, from the Persons holding such preferential rights (and in accordance with the documents creating such rights), execution of waivers thereof. If the holders of a preferential right exercise such right, Sellers shall tender to such Person the required interest in the affected Asset at a price equal to the Allocated Value (reduced appropriately, as determined by mutual agreement of Buyer and Sellers, if less than the entire Asset must be tendered), and to the extent that such preferential right is exercised and such interest in such Asset is actually sold to the Person so exercising such right, such interest in the Asset will be excluded from the transactions contemplated hereby and the Purchase Price will be adjusted downward by the amount actually paid to Sellers by the Person exercising the preferential right. If, on the Closing Date, the holder of a preferential right has not indicated whether or not it will exercise such preferential right and the time period within which the holder of the preferential right must exercise its right has not lapsed, the Parties shall proceed with Closing on those Assets affected by the preferential right and Buyer shall assume the responsibility for conveying the Assets to the holder of the preferential right should the holder timely exercise its preferential right.

         Section 8.4 ACTIONS BY PARTIES. The Parties agree to use reasonable diligence to satisfy the conditions to Closing set forth in Article 9 and to refrain from taking any action within their control which would cause a breach by a Party of a representation or warranty set forth herein; provided, however, that Sellers shall not be required to expend any funds nor incur any costs to prevent or cure a breach of the representations and warranties set forth in
Section 5.1.

         Section 8.5 CASUALTY LOSS. In the event of a Casualty to an Asset prior to Closing, this Agreement shall remain in full force and effect, and (unless Buyer and Sellers shall otherwise agree), at Buyer's election, such Asset shall be treated as if it had a Title Defect associated with it and the procedure provided for in Section 7.2 shall be applicable thereto.

                                    Article 9
                               CLOSING CONDITIONS

         Section 9.1 SELLERS' CLOSING CONDITIONS. The obligation of Sellers to proceed with the Closing contemplated hereby is subject, at the option of Sellers, to the satisfaction on or prior to the Closing Date of all of the following conditions:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The (i) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and (ii) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

                  (b) NO ACTION. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Sellers or an
         Affiliate) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Sellers resulting therefrom.

                  (c) COMMITMENT WELLS. Buyer shall have timely satisfied its commitment to drill, complete, equip and connect (or plug, abandon and reclaim) at least twelve (12) Commitment Wells, as described in Section 4.1.

         Section 9.2 BUYER'S CLOSING CONDITIONS. The obligations of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of each Seller contained in this Agreement shall be true and correct on and as of the Closing Date as though made as of the Closing Date, and (ii) the covenants and agreements of Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

                  (b) NO ACTION. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer or resulting therefrom.

                  (c) RELEASES. Buyer shall have been provided with copies of releases in forms reasonably satisfactory to Buyer and its counsel, of any mortgages, security interests, indebtedness or similar encumbrances or burdens affecting the Assets.

                  (d) NO ADVERSE CHANGE. There shall have been no adverse change in the aggregate volumes of production of Hydrocarbons from the Assets since the Effective Date.

         9.3 REGULATORY APPROVALS. If Buyer or Sellers determine that approval is required to permit Buyer to continue to use any governmental permits with respect to the Assets after Closing, Buyer and Sellers shall, as promptly as practicable after the date of this Agreement, cooperate in filing the required applications and notices with the appropriate governmental authorities seeking authorization to confirm Buyer's continued right to use such permits or to transfer or assign such permits to Buyer as necessary.

                                   Article 10
                                     CLOSING

         Section 10.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m., MST, on or before November 1, 2004 (the "Closing Date"), at the offices of Sellers in Denver, Colorado, or at such other time or place as Sellers and Buyer may otherwise agree in writing.

         Section 10.2 SELLERS' CLOSING OBLIGATIONS. At Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

                  (a) a Wellbore Assignment for each Well that has been connected to the sales line prior to the Closing Date, conveying to Buyer an additional undivided forty percent (40%) wellbore Working Interest in such Well, limited to the depth drilled in such Well and proportionately reduced;

                  (b) a Conveyance, Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit "F," assigning to Buyer an undivided ninety percent (90%) Working Interest in the remaining Assets, proportionally reduced to the extent Sellers do not own the entire Working Interest in a particular Asset;

                  (c) the Escrowed Amount;

                  (d) the releases, if any, referred to in Section 9.2(c);

                  (e) on forms supplied by Buyer, transfer orders or letters in lieu thereof, directing the operator to make payment of proceeds attributable to production from the Assets after the Effective Date to Buyer; and

                  (f) a non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, dated as of the Closing Date.

         Section 10.3 BUYER'S CLOSING OBLIGATIONS. At Closing, Buyer shall deliver, or cause to be delivered, to Sellers the Adjusted Purchase Price in immediately available funds.

         Section 10.4 SUSPENSE PROCEEDS. Sellers shall remit to Buyer at Closing all proceeds from production attributable to the Assets which are held in suspense by Sellers as of the Effective Date. Buyer shall be responsible for the proper distribution of all such suspended proceeds and agrees to indemnify, defend and hold harmless Sellers from and against any and all claims, liabilities and losses related to such suspended proceeds unless the claims allege that the proceeds were improperly suspended by Sellers.

                                   Article 11
                              POST-CLOSING MATTERS

         Section 11.1 SELLERS' RECORDS. Within five (5) business days after Closing, Sellers shall deliver to Buyer the Sellers' Records. Sellers shall be entitled to keep a copy of any such Sellers' Records for their files. Buyer agrees to maintain the Sellers' Records until the seventh (7th) anniversary of the Closing Date (or for such longer period of time as Sellers shall advise Buyer is necessary in order to have the Sellers' Records available with respect to open years for tax audit purposes), or, if any of the Sellers' Records pertain to any claim or dispute pending on the seventh (7th) anniversary of the Closing Date, Buyer shall maintain any of the Sellers' Records designated by Sellers until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Buyer shall provide Sellers and their representatives reasonable access at reasonable times to, and the right to copy all or any portion of, the Sellers' Records.

         Section 11.2 FINAL SETTLEMENT STATEMENT. As soon as practicable after the Closing, but in no event later than ninety (90) days after Closing, Sellers shall prepare and deliver to Buyer, in accordance with this Agreement and GAAP, a statement (the "Final Settlement Statement") setting forth each adjustment, finally determined as of Closing, and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Sellers a written report containing any changes that Buyer proposes be made in good faith to resolve any questions with respect to the amounts due pursuant to such Final Settlement Statement. If the Parties reach agreement on such Final Settlement Statement, the obligor Party thereunder shall immediately pay the other Party(s) the amount owed. If the Parties fail to agree upon such Final Settlement Statement within one hundred fifty (150) days after the Closing, the matters in dispute shall be submitted to arbitration pursuant to Section 16.10.

         Section 11.3 REMITTANCE OF PROCEEDS BY SELLERS. Notwithstanding the provisions of Section 11.2, if, following Closing, Sellers receive proceeds attributable to production from the

Assets after the Effective Date that Buyer is entitled to under this Agreement, they shall immediately remit such proceeds to Buyer, together with a copy of the purchaser detail.

         Section 11.4 Buyer's Assumption. Buyer shall, from and after the Closing, assume and perform its Working Interest share of all duties and obligations arising in connection with the Assets and all contracts and agreements relating thereto.

         Section 11.5 FURTHER ASSURANCES. Sellers and Buyer agree that, from time to time after the Closing Date, they will execute and deliver such further instruments, and take or cause to take, such other action as may be necessary to carry out the purposes and intents of this Agreement.

                                   Article 12
                                    SURVIVAL

         Section 12.1 SURVIVAL. The representations, warranties, indemnities and the covenants and agreements made herein by the Parties shall not survive the Closing, except that the covenants, representations, warranties and indemnities in Sections 4.1, 5.1 (but excluding Section 5.1(k) to the extent that the acts or omissions giving rise to the Environmental Claim arose prior to the Effective
Date), 5.2, 6.2, 8.1, 16.2 and 16.10 and in Articles 11, 13 and 14 shall survive for a period of one year following the Closing and, if no arbitration proceeding is then pending in respect of such surviving covenants, representations, warranties and indemnities, all such surviving covenants, representations, warranties and indemnities shall then terminate and be of no further force or effect. If such arbitration proceeding is pending on the one year anniversary of the Closing, then the representations, warranties and indemnities in Sections 4.1, 5.1 (subject to the limitation set forth above in respect of Section 5.1(k)), 5.2, 6.2, 8.1, 16.2 and 16.10 and in Articles 11, 13 and 14 shall survive solely for purposes of the pending arbitration proceeding, and then only until such arbitration proceeding is finally and fully resolved.

                                   Article 13
                                   LIMITATIONS

         Section 13.1 DISCLAIMER OF WARRANTIES. IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY
WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT, AND IT IS UNDERSTOOD THAT, SUBJECT TO SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER TAKES THE ASSETS "AS IS" AND "WHERE IS." WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLERS HEREBY (i) EXPRESSLY DISCLAIM, AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (a) THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR
FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIAL), or (b) ANY INFRINGEMENT BY SELLERS OF ANY PATENT OR PROPRIETARY RIGHT OF ANY

THIRD PARTY, and (ii) NEGATE ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLERS AND BUYER THAT THE ASSETS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

         Section 13.2 DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLERS AND BUYER AGREE THAT THE RECOVERY OF ANY DAMAGES SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY ANY PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED (WHICH SHALL INCLUDE ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES AWARDED AGAINST OR PAID BY THE INDEMNIFIED PARTY SEEKING INDEMNITY HEREUNDER TO ANY THIRD PARTY) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.

                                   Article 14
                                 INDEMNIFICATION

         Section 14.1 INDEMNIFICATION BY SELLERS. Sellers shall to the fullest extent permitted by law, release, defend, indemnify and hold harmless Buyer and its Affiliates, and their respective directors, officers, employees, agents and other representatives, from and against the following:

                  (a) All claims, demands, damages, liabilities, judgments, losses and reasonable costs, expenses and attorneys' fees (individually a "Loss" and collectively, the "Losses") proximately caused by the breach by Sellers of any surviving representation, warranty or covenant of the Seller under Section 12.1; and

                  (b) All Losses arising from the ownership or operation of the Assets prior to the Effective Date, but excluding (i) Environmental Claims, except to the extent covered in Section 4.1, and (ii) losses arising from documents, instruments, conduct, acts or omissions of which Buyer had Knowledge at Closing.

         Section 14.2 INDEMNIFICATION BY BUYER. Buyer shall to the fullest extent permitted by law, release, defend, indemnify and hold harmless, Sellers and their Affiliates, and their respective directors, officers, employees, agents and other representatives, from and against the following:

                  (a) All Losses proximately caused by the breach by Buyer of any surviving representation, warranty or covenant of the Buyer under
         Section 12.1; and

                  (b) Buyer's Working Interest share of all Losses arising from the ownership or operation of the Assets on and after the Effective Date.

         Section 14.3 NOTIFICATION. As soon as reasonably practical after obtaining knowledge thereof, an indemnified Party shall notify the indemnifying Party of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this Article 14. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this
Article 14, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying Party. If an indemnified Party shall settle any such action, suit or proceeding without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld), the right of the indemnified Party to make any claim against the indemnifying Party on account of such settlement shall be deemed conclusively denied. An indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified Party is named as the defendant in any action, suit or proceeding with respect to itself at its own expense. Subject to the foregoing provisions of this Article 14, a Party shall, without the other Party's written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceedings, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.


                                   Article 15
                       TERMINATION; REMEDIES; LIMITATIONS

         Section 15.1   TERMINATION.

                  (a)   TERMINATION   OF  AGREEMENT.   This  Agreement  and  the
         transactions contemplated hereby may be terminated at any time at or prior to the Closing:

                           (i) by mutual written consent of Sellers and Buyer;

                           (ii) by either Sellers or Buyer if the combined total
                  of all Remediation Amounts asserted under Article 6 above and all Title Defect Amounts asserted under Article 7 above exceed twenty-five percent (25%) of the Purchase Price;

                           (iii)  by  Sellers  if  any  condition  specified  in
                  Section 9.1 have not been satisfied on or before Closing and shall not have been waived by Sellers; or

                           (iv) by Buyer if any  condition  specified in Section
                  9.2 has not been satisfied on or before Closing and shall not have been waived by Buyer.

                  (b) EFFECT OF TERMINATION. In the event of termination of this Agreement by Sellers, on the one hand, or Buyer, on the other hand, pursuant to Section 15.1(a), written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate; provided, however, that following such termination Buyer will continue to be bound by its obligations set forth in Sections 4.1 and 6.2. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.

         Section 15.2  REMEDIES.

                  (a) SELLERS' REMEDIES. Notwithstanding anything herein provided to the contrary, upon the failure by Buyer to satisfy the conditions to Closing or the Closing obligations, as the case may be, on account of breaches of any of the representations and warranties made by Buyer in this Agreement, or the failure to comply with the covenants or other obligations of Buyer set forth herein, Sellers may enforce their legal and equitable remedies for such breach or failure including specific performance of this Agreement.

                  (b) BUYER'S REMEDIES. Notwithstanding anything herein provided to the contrary, upon failure of the Sellers to satisfy the conditions to Closing or the Closing obligations, as the case may be, on account of breaches of any of the representations and warranties made by Sellers in this Agreement, or the failure by Sellers to comply with the covenants or other obligations of Sellers set forth herein, Buyer may enforce its legal and equitable remedies for such breach or failure, including specific performance of this Agreement.

                                   Article 16
                                  MISCELLANEOUS

         Section 16.1 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but which together shall constitute but one and the same instrument. Any counterpart of this Agreement or any document or other instrument delivered hereunder may be delivered by facsimile. Any facsimile signature shall be replaced with an original signature as promptly as practical.

         Section 16.2  GOVERNING LAW; JURISDICTION; PROCESS.

                  (a) THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

                  (b) SUBJECT TO THE ARBITRATION AGREEMENT SET FORTH IN SECTION 16.10, BUYER AND SELLERS CONSENT TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, LOCATED IN THE CITY AND COUNTY DENVER, HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, BUYER AND SELLERS IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION THAT BUYER OR SELLERS MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT BUYER OR SELLERS ARE NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN SUCH FORUM.

         Section 16.3 ENTIRE AGREEMENT. This Agreement and the Appendices, Schedules and Exhibits hereto and the Letter Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings pertaining to the subject matter hereof. There are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein. To the extent the provisions of the Letter Agreement are in conflict with the provisions of this Agreement or the Appendices, Schedules and Exhibits hereto, the provisions of this Agreement or such Appendices, Schedules or Exhibits shall control.

         Section 16.4 EXPENSES. Buyer shall be responsible for (i) all transfer, stamp, documentary and similar taxes imposed on the parties hereto with respect to the purchase and sale of the Assets contemplated pursuant to this Agreement and, (ii) all recording, filing or registration fees for any assignment or conveyance delivered to Buyer under or pursuant to this Agreement. Buyer shall be responsible for all sales tax, if any, resulting from the purchase and sale of the Assets; provided Sellers shall join in a sales tax return, if any, required to be filed. Buyer shall file any required sales tax return. As provided in the Letter Agreement, Buyer has agreed to reimburse Sellers for Sellers' attorneys' fees and related costs and expenses in connection with the preparation and negotiation of the Letter Agreement, this Agreement and the Appendices, Schedules and Exhibits hereto up to a maximum of $15,000. In addition, as provided in Section 6.3, Sellers and Buyer have shared equally the costs of the Ryder Scott

Studies. All other costs and expenses incurred by the Parties hereunder, including the expense of environmental and title examination, shall be borne by the Party incurring same.

         Section 16.5 NOTICES. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States mail, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below:

         TO SELLERS:

         Tower Colombia Corporation
         1050 Seventeenth Street, Suite 1850
         Denver, Colorado 80265
         Attention:  Patrick D. O'Brien
         Telephone: (303) 595-0125
         Facsimile: (303) 595-0709


         TO BUYER:

         Dolphin Energy Corporation
         1001 Brickell Bay Drive, Suite 2202
         Miami, Florida 33131
         Attention: Marc E. Bruner, Chairman and CEO
         Telephone: (305) 373-5725
         Facsimile:  (305) 373-5726
         E-mail: mbruner@galaxyenergy.com

or at such other address and to the attention of such other person as a Party may designate by written notice to the other Party.

         Section 16.6 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or its Affiliates' publicly-traded securities (in which case the disclosing Party shall use all reasonable efforts to advise the other Party, and give the other Party an opportunity to comment on the proposed disclosure, prior to making the disclosure).

         Section 16.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Party except with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, and any such assignment without such consent shall be void and of no force or effect.

         Section 16.8 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. A Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         Section 16.9 APPENDICES, SCHEDULES AND EXHIBITS. All Appendices, Schedules and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

         Section 16.10 ARBITRATION. Except as otherwise expressly provided herein, any dispute, controversy, or claim (a "Dispute") arising out of or in connection with this Agreement, except for a suit to enforce specific performance, shall be referred to and determined by binding arbitration, as the sole and exclusive remedy of the Parties as to the Dispute, conducted in accordance with the AAA Rules, which are deemed to be incorporated herein by reference, except that in the event of any conflict between the Rules and the arbitration provisions set forth below, the provisions set forth below shall govern and control. Any Party may submit a Dispute to arbitration by written notice (the "Arbitration Notice") provided the other Party. The arbitration shall be heard and determined by one arbitrator agreed to by the Parties. If the Parties cannot agree on a single arbitrator within ten (10) days after the receipt of the Arbitration Notice, then the AAA shall submit to the Parties a list of arbitrators who are knowledgeable experts in the oil and gas industry. Sellers (acting collectively) and Buyer shall each rank the arbitrators on the AAA list and shall submit such ranking to the AAA within ten (10) days after receipt of the AAA list. The AAA shall select the arbitrator with the highest ranking on both the Sellers' and Buyer's ranking lists. The AAA shall disqualify any arbitrator if the AAA determines that such arbitrator has a financial interest in the outcome of the dispute, controversy or claim or has any business, social or family relationship with any of the Parties or is otherwise not disinterested. The arbitration shall be held in Denver, Colorado, and the proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the arbitrator, but in any event the decision of the arbitrator shall be rendered within sixty (60) days following his or her selection. The decision of the arbitrator shall be final and binding upon the Parties. Judgment upon the award rendered by the arbitrator may be entered in, and enforce by, any court of competent jurisdiction.

         Section 16.11 ATTORNEYS' FEES. The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs, reasonable costs of arbitration and reasonable attorneys' fees from the nonprevailing Party.

         Section 16.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each Party as of the date first above written.

                           BUYER:

                           DOLPHIN ENERGY CORPORATION


                           By:  /s/ MARC E. BRUNER
                              -------------------------------------------
                                    Marc E. Bruner, President


                           SELLERS:

                           TOWER COLOMBIA CORPOATION


                           By: /s/ PATRICK D. O'BRIEN
                              -------------------------------------------
                                     Patrick D. O'Brien, President



                           NORTH FINN, LLC


                           By: /s/ WAYNE NEUMILLER
                              -------------------------------------------
                                      Wayne Neumiller, Manager


                           AMERICAN OIL & GAS, INC.


                           By: /s/ ANDREW CALERICH
                              --------------------------------------------
                                      Andrew Calerich, President

                               Appendix A, page 8
                                   APPENDIX A
                                       TO
                           PURCHASE AND SALE AGREEMENT

                                   DEFINITIONS

"AAA" shall mean the American Arbitration Association.

"AAA Rules" shall mean the AAA arbitration rules for commercial disputes.

"Adjusted Purchase Price" shall mean as defined in Section 3.2.

"Affiliate" shall mean, as to the Party specified, any entity controlling, controlled by or under common control with such specified Party or a partner of such Party. Control, controlling or controlled as used herein means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

"Allocated Value" or "Allocated Values" shall mean as defined in Section 7.2(b).

"Arbitration Notice" shall mean as defined in Section 16.10.

"Assets" shall mean Sellers' interest in the Leases, Lands, Units, Equipment and Incidental Rights, but shall exclude the Excepted Property.

"Business Days" shall mean any day which is not a Saturday, Sunday or legal holiday recognized in Denver, Colorado.

"Carried Interest" shall mean as defined in Section 4.2.

"Casualty" shall mean volcanic eruptions, acts of God, fire, explosion, earthquake, windstorm, flood, drought, condemnation, the exercise of any right of eminent domain, confiscation and seizure. A Casualty does not include depletion due to normal production and depreciation or failure of equipment or casing.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Commitment Wells" shall mean as defined in Section 4.1.

"Defensible Title" shall mean, respectively as to each Asset, such title held by Sellers that, subject to and except for the Permitted Encumbrances, (i) entitles Sellers, and will entitle Buyer after Closing, to own and receive and retain, without suspension, reduction or termination, not less than the Net Revenue Interest specified for such Asset on Exhibit


                               Appendix A, page 1

"A"; (ii) obligates Sellers, and will obligate Buyer after Closing, to bear the costs and expenses relating to such Asset in an amount not greater than the Working Interest specified for such Asset on Exhibit "A" (unless Sellers' Net Revenue Interest therein is proportionately increased); and (iii) is free and clear of all liens and encumbrances.

"Development Wells" shall mean as defined in Section 4.2.

"Dispute" shall mean as defined in Section 16.10.

"Effective Date" shall mean June 1, 2004.

"Environmental Claim" shall mean any action or written notice threatening same by any third party alleging potential liability of Sellers arising out of or resulting from any actual or alleged violation of, or liability under, or any remedial obligation under, any Environmental Law as a result of an Environmental Condition with respect to the Assets or an Offsite Environmental Matter.

"Environmental Condition" shall mean an existing condition or circumstance with respect to the air, soil, subsurface, surface waters, groundwaters, and/or sediments that causes (i) an Asset not to be in compliance with any Environmental Law, including any permits issued thereunder, in all material respects, or (ii) the Asset to be required to be remediated (or other corrective action taken with respect to such Asset) under any Environmental Law.

"Environmental Defect" shall mean an Environmental Condition with respect to the Assets, provided that if, after taking into account any Remediation performed by or on behalf of Sellers, the reasonably anticipated Remediation Amount with respect to such Environmental Condition (or all Environmental Conditions with respect to an Asset) is not in excess of $5,000, such Environmental Condition shall not constitute an Environmental Defect.

"Environmental Laws" shall mean all Laws relating to (a) the control of any potential pollutant, or protection of the air, water, land, wetlands, natural resources, wildlife and endangered species, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic, radioactive or other substances alleged to be harmful. "Environmental Laws" shall include, but are not limited to, the Clean Air Act, the Clean Water Act, the RCRA, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and CERCLA and shall also include all state, local and municipal Laws dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasigovernmental agency thereunder in order to carry out the purposes of any Federal, state, local or municipal Law. The above reference to Laws relating to natural resources is not intended to include non-Environmental Laws relating to the exploration, development, production, proration, allocation, pooling, unitization or correlative rights relating to oil, gas and other Hydrocarbons.



                               Appendix A, page 2

"Environmental Liabilities" shall mean any and all costs (including costs of Remediation), damages, settlements, expenses, penalties, fines, taxes, prejudgment and post-judgment interest, court costs and attorneys' fees incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or third party for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.

"Environmental Matters" shall mean (i) any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority arising out of or under any Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or third party for personal injury, property damage, damage to natural resources, remediation or response costs arising out of or attributable to any Hazardous Materials or any violation of, or any remedial obligation under, any Environmental Law.

"Equipment" shall mean all the tangible personal property, tools, machinery, materials, pipelines, gas plants, gathering systems, equipment, fixtures and improvements, or interests therein, which are owned by Sellers and held for use solely in connection with the other Assets, or with the production, treatment, sale or disposal of Hydrocarbons produced from the Lands or water produced therefrom or attributable thereto, on the Effective Date.

"Escrowed Amount" shall mean as defined in Section 4.3.

"Excepted Property" means the following:

         (a) (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to the Assets with respect to any period of time prior to the Effective Date, and (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to the Assets with respect to any period prior to the Effective Date;

         (b) all claims and causes of action of Sellers arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date with respect to any of the Assets;

         (c) all rights, titles, claims and interests of Sellers (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards attributable to the Assets with respect to any period prior to the Effective Date;


                               Appendix A, page 3

         (d) all (i) Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Date, together with all proceeds from or of such Hydrocarbons, and (ii) Hydrocarbons which, at the Effective Date, are owned by Sellers and are in storage, within processing plants, or in gathering lines or pipelines;

         (e) seismic data or license agreements, which are subject to prohibitions on assignment by Sellers;

         (f) claims of Sellers for refund of or credits with respect to production, severance, ad valorem, or any other taxes attributable to the Assets with respect to any period prior to the Effective Date;

         (g) all amounts due or payable to Sellers as adjustments or refunds under any contracts or agreements relating to the Assets (including joint operating agreements) with respect to any period prior to the Effective Date (excluding adjustments for gas imbalances for which Purchase Price adjustment has been made hereunder);

         (h) all amounts due or payable to Sellers as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Date; and

         (i) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Date.

"Existing Wells" means each oil and gas well (whether or not completed, producing, or abandoned) located on the Leases and Lands on the Effective Date, including the wells described on Exhibit "B" to the Agreement.

"Final Settlement Statement" shall mean as defined in Section 11.2.

"Governmental Authority" shall mean (i) the United States of America, (ii) any state, county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

"Hazardous Discharge" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging injecting, escaping, leaching, disposing or dumping of any Hazardous Materials from or onto any real property owned, leased or operated at any time by Seller or any real property owned, leased or operated by any other Person.


                               Appendix A, page 4

"Hazardous Materials" shall mean any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (i) all "hazardous substances" as that term is defined in Section 101(14) of CERCLA, and (ii) petroleum and petroleum products.

"Hydrocarbons" means crude oil, natural gas, casinghead gas, coalbed methane, condensate, helium, sulphur, SO2, CO2, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof.

"Incidental Rights" shall mean all right, title and interest of Sellers in and to or derived from the following: (a) all rights with respect to the use and occupancy of the surface of and the subsurface depths under the Lands; (b) all rights with respect to any pooled, communitized or unitized acreage by virtue of any of the Assets being a part thereof; (c) all agreements and contracts, easements, rights-of-way, servitudes and other estates related or attributable to the Assets or Equipment.

"Knowledge" shall mean, as to each Seller (and, in Section 14.(b), as to the Buyer), the actual knowledge of its chief operating officer of any fact, circumstance or condition.

"Lands" shall mean the lands covered by or subject to the Leases.

"Law" or "Laws" shall mean any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority.

"Leases" shall mean the fee mineral interests, leasehold interests, royalty and overriding royalty interests described on Exhibit "A" attached to the Agreement.

"Letter Agreement" shall mean that certain letter agreement dated June 16, 2004, among Sellers and Buyer pertaining to the Assets attached to the Agreement as Exhibit "C."

"Material  Contracts"  shall be as defined in Section 5.1(f) and as set forth in
Schedule 5.1(f).

 "Net Revenue Interest" shall mean an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to an Asset.

 "Permitted Encumbrances" shall mean any of the following matters:

                  (a)   all   agreements,    instruments,    documents,   liens,
         encumbrances, and other matters which are described in any Schedule or Exhibit to the Agreement, to


                               Appendix A, page 5
         the extent that the net cumulative effect of such matter does not operate to reduce the Net Revenue Interest in the affected Asset to less than the Net Revenue Interest specified in Exhibit "A" for such Asset;

                  (b) preferential Rights and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

                  (c) any liens for taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and which are described on Schedule 5.1(m);

                  (d) materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business, or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing;

                  (e) all Transfer Requirements with respect to which (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

                  (f) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

                  (g) any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations to the extent such matters do not interfere in any material respect with Sellers' operation of the portion of the Assets burdened thereby;

                  (h) all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens, as to a particular Asset, does not operate to reduce the Net Revenue Interest of Seller in such Asset as specified in Exhibit "A";

                      (i) rights of  reassignment  requiring  notice  and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest; and


                               Appendix A, page 6

                  (j) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate are not such as to materially interfere with the operation, value or use of any of the Assets, do not prevent Buyer from receiving the proceeds of production from any of the Wells, do not reduce the interest of Seller with respect to all Hydrocarbons produced from any Well below the Net Revenue Interest set forth in Exhibit "A" for such Asset, and/or do not materially increase the portion of the costs and expenses relating to any Asset that Seller is obligated to pay above the Working Interest set forth in Exhibit "A" for such Asset (without a proportionate increase in Net Revenue Interest).

"Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Government Authority.

"Preferential Right" shall mean any right or agreement that enables any third party to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the sale, assignment, encumbrance or other transfer of any Asset or any interest therein or portion thereof.

"RCRA" shall mean the Resource Conservation Recovery Act, as amended.

"Remediation" shall mean, with respect to an Environmental Condition, the implementation and completion of any actions required under Environmental Laws to correct or remove such Environmental Condition. "Remediation Amount" shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost of the most cost effective Remediation of such Environmental Condition which is reasonable under the circumstances.

"Ryder Scott Studies" shall mean as defined in Section 6.3.

"Sellers' Records" shall mean any of the Sellers' books, records, contracts, agreements and files that are directly related to the Assets.

"Transfer Requirement" shall mean any consent, approval, authorization or permit of, or filing with or notification to, any person which is required to be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any Asset or any interest therein other than any such consent, approval, authorization or permit of, or filing with or notification to, any person which is required to be obtained, made or complied with for or in connection with the sale of the Assets to Buyer as contemplated by the Agreement.

"Units" means all unitization, communitization, pooling agreements, working interest units created by operating agreements, and orders covering the Lands or Leases or any portion thereof, and the units and pooled or communitized areas created thereby.



                               Appendix A, page 7

"Wellbore Assignment" shall mean as defined in Section 4.3.

"Working Interest" shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of an Asset.




























                               Appendix A, page 8